Exhibit 10.2

EXECUTION COPY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2025 (the “Effective Date”) by and between TCFI AEVEX LLC, a Delaware limited liability company (the “Company”), Radz Group II LLC, a Delaware limited liability company (the “Consultant”), and Brian Raduenz, an individual resident in the State of California (“Raduenz” and, together with the Consultant, the “Radz Parties”). The Company and the Radz Parties are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company and its subsidiaries and other affiliates desire to obtain certain consulting services from the Consultant, and the Consultant desires to provide such consulting services to the Company and its affiliates and subsidiaries, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

1. Consulting Services; Consulting Period. During the Consulting Period (as defined below), the Consultant shall serve as an independent consultant to the Company and, in such role, shall perform such duties, responsibilities and functions as may be requested of it from time to time by the Company (the “Consulting Services”) and shall make itself reasonably available to the Company and its subsidiaries and other affiliates to provide the Consulting Services when and as requested by the Company. For all purposes of this Agreement, the “Consulting Period” means the period commencing on the Effective Date and terminating on the earliest of (i) the date that is thirty (30) days after the date written notice of termination is delivered by the Company to the Consultant, (ii) the date that is thirty (30) days after the date written notice of termination is delivered by the Consultant to the Company, and (iii) the date of the death or disability of Raduenz. In addition, Company may terminate the Consulting Period immediately upon the occurrence of any of the following: (a) the Consultant’s willful and repeated failure to perform the services required hereunder, (b) the failure of Raduenz to own and control a majority of the equity interests of the Consultant, (c) the failure of Raduenz to actively oversee and manage on a day-to-day basis the services provided by the Consultant hereunder, and (d) the breach of any material term of this Agreement by the Consultant. The effective date of any termination of the Consulting Period shall be referred to as the “Termination Date” and the Consulting Period shall be deemed to terminate or expire on the Termination Date.

2. Compensation.

(a) Consulting Fees; Expenses. In consideration for the Consulting Services, during the Consulting Period, the Consultant shall be entitled to receive consulting fees at a rate of $50,000.00 per month (the “Consulting Fees”), and to receive reimbursement for reasonable out-of-pocket travel and other business expenses incurred in the ordinary course in connection with the performance of the Consulting Services (including airfare for international travel but excluding any airfare for domestic travel, which shall remain the sole responsibility of the Consultant), subject to reasonable documentation requirements as the Company may specify from time to time(the “Expenses”). The Consultant agrees to invoice the Company in reasonable detail for all Consulting Fees and Expenses not less frequently than monthly.

(b) Annual Incentive Fee. In addition to the Consulting Fees, during each fiscal year of the Company during the Consulting Period beginning with the fiscal year ending December 31, 2024, the Consultant will be eligible to earn an incentive fee (the “Annual Incentive Fee”) as determined by the Board of Directors of Athena Technology Solutions Holdings, LLC (the “Board”), in its sole and absolute discretion based on the achievement by the Company and its subsidiaries and other affiliates of performance and other objectives as specified by the Board from time to time. The Annual Incentive Fee for any fiscal year shall be earned (if awarded) on the last day of such fiscal year and paid by the Company no later than the earlier of (x) the date that is thirty (30) days after the Company’s receipt of its audited financial statements for the fiscal year with respect to which such bonus has been earned and (y) December 31 of the calendar year following such fiscal year with respect to which such bonus has been earned.

(c) No Other Benefits. For the avoidance of doubt, the Consultant shall not be entitled to receive any compensation, benefits or privileges from the Company or any of its subsidiaries or other affiliates during or after the Consulting Period (including, without limitation, any incentive compensation, deferred compensation, equity award, health, welfare, dental or other benefits), except as expressly provided in Section 2(a) or as required under applicable law.

3. Tax Matters.

(a) The Company and each other member of the Company Group shall be entitled to deduct or withhold from any amounts owing from the Company Group to the Consultant any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to the Consultant’s compensation or other payments hereunder. Notwithstanding the foregoing, it is intended that the Consulting Fees shall constitute income to the Consultant and that, except as required by applicable law or any determination of a taxing authority of competent jurisdiction, the Company Group will not withhold any amounts therefrom as income tax withholding from wages or as employee contributions under any federal or state law. Each Radz Party shall file all tax returns and reports required to be filed by such Radz Party on the basis that the Consultant is an independent contractor. Each Radz Party, on a joint and several basis, shall indemnify the Company Group and each member thereof against, and shall hold the Company Group and each member thereof harmless from, any and all losses, liabilities, damages, taxes, interest, penalties, fees, costs and expenses suffered, sustained or incurred by any member of the Company Group arising out of, resulting from or in any way relating to the classification of the Consultant as an independent contractor and/or the failure to withhold any taxes or other amounts payable from the consideration payable hereunder. The Consultant acknowledges that no member of the Company Group makes no representation or warranty as to any tax consequences under this Agreement.

(b) The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Consultant, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Consultant by Code Section 409A or damages for failing to comply with Code Section 409A.

4. Restrictive Covenants.

(a) Nondisclosure and Nonuse of Confidential Information. Each Radz Party agrees that such Radz Party shall not, and will cause its or his affiliates not to, disclose or use at any time any Confidential Information of which such Radz Party is or becomes aware, whether or not such information is developed by such Radz Party, except (A) to the extent that such disclosure or use is directly related to and required by such Radz Party’s performance of duties assigned to such Radz Party hereunder by the Company or any of its subsidiaries or other affiliates (collectively, the “Company Group”), and (B) to the extent that such disclosure or use is reasonably required to enforce such Radz Party’s rights or defend against claims under this Agreement. Each Radz Party acknowledges that the Confidential Information gives the Company Group a competitive advantage in the marketplace and that such Radz Party shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by such Radz Party of Confidential Information that is required to be disclosed pursuant to any applicable law or court order, or that is required to be disclosed to any Governmental Entity.

(b) Protection of Trade Secrets. Each Radz Party acknowledges that, during the course of providing consulting services to the Company Group, such Radz Party has and shall become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group and that such Radz Party’s services have been and shall be of special, unique and extraordinary value to the Company Group. Therefore, each Radz Party agrees that, during the Consulting Period and for one (1) year thereafter (the “Restricted Period”), each Radz Party shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business (including, without limitation, any division, group, or franchise of a larger organization), within any geographical area in the United States in which any member of the Company Group has customers or has conducted or intends to conduct business as of the last day of the Consulting Period in which it would be necessary or expected for such Radz Party to, directly or indirectly, employ, reveal or otherwise utilize trade secrets or Confidential Information used by the Company Group at any time prior to the Termination Date (which shall be presumed to be the case in the event that any Radz Party participates in a competing business during the Restricted Period unless such Radz Party can demonstrate to the contrary). For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venture, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Pursuant to the federal Defend Trade Secrets Act, the Company hereby notifies each Radz Party, and such Radz Party acknowledges, that such Radz Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) such Radz Party makes (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such Radz Party makes in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, pursuant to such Act, if such Radz Party files a lawsuit for retaliation by the Company for reporting a suspected violation of law, such Radz Party may disclose a trade secret to such Radz Party’s attorney and use the trade secret information in the court proceeding, if such Radz Party: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(c) Non-Solicitation. During the Restricted Period, each Radz Party shall not, directly or indirectly, either for such Radz Party or for any other individual, corporation, partnership, joint venture or other entity, induce or attempt to induce any employee or independent contractor of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or independent contractor thereof.

(d) Non-Disparagement. Without limiting any other obligation of any Radz Party pursuant to this Agreement, during the Restricted Period, each Radz Party hereby covenants and agrees that, except as may be required by applicable law, such Radz Party shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of any member of the Company Group during the Restricted Period or any time after the Restricted Period. It shall not be a violation of this Section 5(e) for such Radz Party to make such statements as necessary under applicable law.

(e) Company Works.

(i) Each Radz Party shall make full and prompt disclosure to the Company of all Company Works. All right, title and interest in the Company Works, whether or not used by the Company, shall, from the inception of development, be exclusively and perpetually the property of the Company, free of any claim whatsoever by any Radz Party or any third party deriving any rights from such Radz Party. All copyrightable Company Works shall be deemed “works made for hire” within the meaning of the U.S. Copyright Act, and ownership of all right, title, and interest therein shall vest in the Company. Each Radz Party hereby irrevocably assigns, and agrees to assign, to the Company all right, title and interest in and to all copyrightable Company Works to the extent not so deemed a “work made for hire” and all other Company Works, on a worldwide basis, including all worldwide Intellectual Property rights with respect thereto. Each Radz Party waives any and all moral rights with respect to the Company Works to the fullest extent permitted under applicable law.

(ii) Each Radz Party agrees to do all lawful acts, take all further actions, and provide all cooperation and assistance requested by the Company (including the execution and delivery of any and all affidavits, declarations, oaths, samples, exhibits, specimens, assignments, powers of attorney and other documentation) to more fully and effectively effectuate the purposes of the foregoing assignment including with respect to (i) the preparation, prosecution, renewal, or maintenance of any Intellectual Property application or registration relating to any of the rights assigned herein and (ii) the prosecution or defense of any interference, opposition, reexamination, reissue, infringement, misappropriation, dilution, or other proceedings that may arise in connection with any of the rights assigned herein. If any Radz Party refuses or is unable to take any such actions or execute or deliver any items referenced in this Section 4(e), each Radz Party hereby grants the Company the power to act, and irrevocably designates and appoints the Company, as such Radz Party’s attorney in fact to take such actions and execute such items, including signing and filing such documents with applicable authorities, as if such Radz Party had performed such actions and signed such documents, such grant, designation, and appointment coupled with an interest. Each Radz Party acknowledges and agrees that such Radz Party is not entitled to any additional consideration in connection with providing such assistance or otherwise in connection with the foregoing assignment, regardless of when such assistance is requested, beyond the consideration received by the Radz Parties hereunder.

(iii) Each Radz Party will not use in connection with such Radz Party’s performance of services to the Company Group, or provide to the Company Group, any Intellectual Property owned by any Radz Party, without the prior written consent of the Company. To the extent that any Radz Party uses any such Intellectual Property in connection with such Radz Party’s provision of services to the Company (including in any products or services of the Company Group), or provides to the Company Group any such Intellectual Property, each Radz Party hereby grants to the Company a perpetual, irrevocable, non-terminable, transferable, worldwide, fully paid up, royalty free, worldwide license, with the right to sublicense, under such Intellectual Property, including to make, have made, use, sell, offer for sale and import any product or service, practice any process or method, and use, reproduce, copy, display, perform and prepare derivative works of such Intellectual Property.

(f) Certain Acknowledgements. Each Radz Party acknowledges that the provisions of this Section 4 are in consideration of the substantial direct and indirect benefits to be derived by such Radz Party in connection with this Agreement and for other good and valuable consideration as set forth in this Agreement. In addition, each Radz Party acknowledges (i) that the business and operations of the Company Group will be conducted throughout the world, including the United States and its territories, (ii) notwithstanding the state of organization or principal office any member of the Company Group or any of its facilities, or any of its executives or employees, it is expected that the Company Group will have business activities and have valuable business relationships within its industry throughout the world, including the United States and its territories. Each Radz Party expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(g) Enforcement. If, at the time of enforcement of this Section 4, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties hereby agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. In the event of the breach or a threatened breach by any Radz Party of any of the provisions of this Section 4, the Company Group would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company Group shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond, deposit or other security). In addition, in the event of a breach or violation by any Radz Party of this Section 4, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period.

5. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Company Works” means Intellectual Property that (i) is authored, created, made, conceived or reduced to practice by any Radz Party during the provision of services to any member of the Company Group, whether solely or jointly with others, and whether prior to or after the effective date of this Agreement, and (ii) relates to the current or demonstrably anticipated business, research, or development of the Company Group or is authored, created, made, conceived or reduced to practice within the scope of the services to be provided hereunder, on Company Group time, or with the aid, assistance, or use of any of the Company Group’s property, equipment, facilities, supplies, resources, or Intellectual Property, or is the result of or relates to any work, services, or duties performed by any Radz Party for the Company Group.

“Confidential Information” means all information (whether or not specifically labeled or identified as “confidential”) in any form or medium relating in any manner to the Company Group or its businesses, including but not limited to, contemplated new products and services, historical or projected financial results, products, services or research or development of the Company Group or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (x) related to the Company Group’s current or potential business and (y) is not generally or publicly known. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, risk management practices, negotiation strategies and practices and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company Group’s employees (including personnel files and other information), customers, suppliers, distributors, independent contractors or other business relations and their confidential information; (iii) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, algorithms, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) all other intellectual property of every kind and description, and (viii) all similar and related information in whatever form. Confidential Information does not include information, if any, that (A) is or becomes generally available to the public in a manner other than as a result of a disclosure by any Radz Party; (B) is or becomes generally known in the Company Group’s industry in a manner other than as a result of a disclosure by any Radz Party; (C) was available to a Radz Party on a non-confidential basis prior to its disclosure to such Radz Party by the Company Group; (D) becomes available to a Radz Party on a non-confidential basis from a source other than the Company Group, provided that such source is not and was not bound by or subject to a confidentiality agreement with any member of the Company Group or a confidentiality obligation to any member of the Company Group with respect to such information; or (E) was independently developed by a Radz Party without use of reference to Confidential Information.

“Governmental Entity” means (i) any federal, state, local, municipal, non-U.S. or other government, (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal), (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal, or (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or non-U.S. government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress and logos, including all applications, registrations and renewals, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications, registrations and renewals, and works of authorship, whether or not copyrightable; (iii) trade secrets and other confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), know-how, processes, methods, data, ideas, research and development; (iv) inventions, patents and patent applications; (v) Internet domain name registrations; (vi) social media assets including usernames, keywords, tags, and other social media identifiers, along with all other account and profile information and all administrator rights for all social media sites; (vii) software; (viii) all other intellectual property and industrial property rights and assets; and (ix) all copies and tangible embodiments of any of the foregoing.

“Person” means an individual, a partnership (whether general or limited), a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

6. Miscellaneous.

(a) Complete Agreement. This Agreement, those documents expressly referred to herein and any other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties and/or their subsidiaries and/or affiliates, written or oral, which may have related to the subject matter hereof in any way.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Party hereto and its legal representatives, successors; provided, that in no event shall the obligations of any Radz Party or any of his rights be delegated or transferred by such Radz Party without the prior written consent of the Company.

(c) Modification or Waiver No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by each of the Parties. No course of dealing between the Parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of any Party in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

(d) Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

(e) Notices. Any notice provided for in this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery, on the date of transmission if delivered by email facsimile or upon deposit in the United States mail, postage prepaid, addressed to the other Party hereto at his or its address shown below:

If to the Company:

c/o Athena Technology Solutions Holdings, LLC

440 Stevens Ave. Ste 150

Solana Beach, CA 92075

Attention: Board of Managers

--and--

Madison Dearborn Partners, LLC

70 W. Madison, Suite 4600

Chicago, IL 60602

Attention:   Matthew Norton

       Brandon Levitan

       Legal Department

If to any Radz Party:

c/o Radz Group II LLC

[***]

[***]

Attention: Brian Raduenz

Without limiting the foregoing, all notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement may be given using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, demand or other communication shall be deemed to have been duly given unless and until it actually is received by the Person for whom it is intended.

(f) Remedies. Each of the Parties will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g) Captions; No Strict Construction. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(h) Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission, electronic transmission by portable document format or other electronic transmission shall constitute effective and binding execution and delivery of this Agreement.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF THIS AGREEMENT.

(j) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the date first above written.

COMPANY

TCFI AEVEX LLC

By:	/s/ Joseph Guarino
Name:	Joseph Guarino
Its: VP, Finance and Accounting

CONSULTANT

RADZ GROUP II LLC

By:	/s/ Brian Raduenz
Name:	Brian Raduenz
Its: Authorized Signatory

RADUENZ

/s/ Brian Raduenz
Brian Raduenz